GMAC Mortgage Corporation

4 Walnut Grove Dr

PO Box 965

Horsham, PA 19044-0965

GMAC

Mortgage

Exhibit 1

Management's Assertion Concerning Compliance with USAP Minimum Servicing Standards

March 7, 2003

As of and for the year ended December 31, 2002, GMAC Mortgage Corporation and its subsidiaries (the "Company") have complied in all material respects with the minimum servicing standards (the "Standards") set forth in the Mortgage Bankers Association of America's Uniform Sing1e Attestation Program for Mortgage Bankers ("USAP") except as follows: Section V - Mortgagor Loan Accounting requires that interest on escrow accounts shall be paid or credited to mortgagors in accordance with the applicable state laws. The Company failed to utilize the appropriate interest rate on escrow accounts required by the state of Oregon during the year.

As of and for this same period, the Company had in effect fidelity bond and errors and omissions policy in the amounts of $400,000,000 and $400,000,000, respectively

David Applegate

David Applegate

Chief Executive Officer

GMAC Residential Holding Corp

Ralph Hall

Ralph Hall

Chief Operating Officer

GMAC Residential Holding Corp